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                                                                    EXHIBIT 12.1

                               CENTRAL RENTS, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
            AND FOR THE PERIOD JUNE 4, 1994 THROUGH DECEMBER 31, 1994

                                                                                              (unaudited)
                                                                                                For the
                                                                                                Period
                                                                                                June 4
                                                                                                through
                                                                                              December 31,
                                                  1997            1996            1995            1994
                                                -------         -------         -------         -------

Fixed Charges:

     Interest expense                           $ 7,725         $ 7,725         $ 7,725         $ 4,442

     Amortization of deferred financing             163             330             316             156

     Amortization of debt discount                  274             274             274             157

     Rental expense (1)                           2,515           2,252           2,556           1,844
                                                -------         -------         -------         -------

     Total fixed charges                        $10,677         $10,581         $10,871         $ 6,599
                                                =======         =======         =======         =======

Income before fixed charges                     $ 7,876         $12,119         $16,716         $ 9,884
                                                =======         =======         =======         =======

Ratio of earnings to fixed charges                    *            1.1x            1.5x            1.5x
                                                                =======         =======         =======

* Earnings were inadequate to cover fixed charges for the year ended December 31, 1997. The additional earnings needed to cover fixed charges for this year were $2,801.

(1) Rental expense imputed interest is calculated at one-third of total operating lease costs in accordance with industry practices.

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